Exhibit 35.1

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that she is the duly elected and acting Vice President and Treasurer of CenterPoint Energy Houston Electric, LLC as servicer (the “Servicer”) under the Transition Property Servicing Agreement dated as of January 19, 2012 (the “Servicing Agreement”) between the Servicer and CenterPoint Energy Transition Bond Company IV, LLC (the “Issuer”) and further that:

1.	A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2015 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.	To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2015, except as set forth on Annex A hereto.

Executed as of this 30th day of March, 2016.

CenterPoint Energy Houston Electric, LLC, as servicer

By:	/s/ Carla Anita Kneipp
Name:	Carla Anita Kneipp
Title:	Vice President and Treasurer

ANNEX A

to Certificate of Compliance

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended December 31, 2015:

Nature of Default	Status

In connection with its September 15, 2015 annual true-up filing submitted to the PUCT, the Servicer failed to remit notice and certain reports to the trustee, rating agencies and the PUCT due to inadvertent error with respect to one series of transition bonds of another issuer for which it is the servicer.	The Servicer remitted notice and certain reports to the trustee, rating agencies and the PUCT for the applicable series of transition bonds, which cured the default, on January 26, 2016.

Since 2008, the Servicer did not comply with certain terms of the servicing agreement by and between the Servicer and another issuer of transition bonds with respect to one series of transition bonds for which it is the servicer due to inadvertent error which caused an over-remittance of $2,624,656.80 to the trustee for such series of transition bonds.

The Servicer has provided notice to the issuer of such series of transition bonds, the trustee for such series of transition bonds and the PUCT regarding such over-remittance. Additionally, the Servicer cured the error in January 2016.